Exhibit 99.1

Background:

The menin and histone-lysine-N-methyltransferase 2A (KMT2A) protein complex is an essential epigenetic regulator of genes critical for maintenance of multiple genetic subtypes of leukemia. This complex is implicated in NPM1 mutant acute myeloid leukemia (AML) (NPM1m, 25-30% of AML) as well as AML with KMT2A gene rearrangements (KMT2Ar; 5-10% of AMLs). The presence of co-mutations in genes such as IDH1/2 and FLT3 portend a poor prognosis, particularly in the relapsed/refractory (R/R) setting. There is high unmet need for the development of agents able to address these patient populations.

Aims:

The purpose of the Phase (Ph) 1 portion of KOMET-001 (NCT04067336) is to establish the safety, tolerability, and recommended phase 2 dose (RP2D) for ziftomenib monotherapy in NPM1-m and KMT2A-r R/R AML.

Methods:

KOMET-001 is a global, open-label Ph 1/2 study of ziftomenib in adult patients (pts) with R/R AML. The dose escalation and randomized, multi-dose expansion in pts with KMT2Ar or NPM1m R/R AML is fully enrolled. The single-arm Ph2 registration-enabling portion evaluating the ziftomenib monotherapy RP2D in pts with R/R NPM1m AML is currently enrolling. Ziftomenib is dosed orally, once daily, in 28-day cycles until relapse, progression, or unacceptable toxicity.

Results:

This report provides updates on the Ph 1 NPM1m pts dosed at the 600mg RP2D (n=20) and on duration of remission (DoR) for a 200mg pt as of 31JAN2023. The median age for pts treated at RP2D was 70.5 years (22 to 86y). FLT3 and IDH1/2 mutations were common (35% FLT3, 30% IDH1/2, and 20% both co-mutations). Median number of prior therapies was 2.5 (r: 1 to 8), including 15% with ≥1 prior stem cell transplant (SCT) and 60% with prior venetoclax.

The cumulative safety profile for the ziftomenib RP2D is consistent with prior reports. Most (85%) had at least one ≥Gr 3 treatment-emergent adverse event (TEAE), with 30% of TEAEs considered potentially treatment-related. The most frequent (>10%) TEAEs ≥ Gr 3 were anemia (25%), pneumonia (20%), thrombocytopenia, neutropenia and hyperglycemia (15% each). Any grade differentiation syndrome (DS) was reported in 20%; 5% (n=1) as Gr 3.

As of 31JAN2023, the complete remission (CR) rate for NPM1m pts treated with 600mg was 30%, composite CR rate (CRc) was 35%, and ORR rate was 40% (see Table 1). The median DoR for pts achieving CRc, which continues to mature, was 8.2 months (m) per Kaplan-Meier estimate (95% CI: 1.5 to NE). One CR was noted at the 200mg dose with an ongoing DoR of 32 cycles. Median time to

CR was 70 days (r: 26 to 89). Two pts (1 CR and 1 CR with incomplete hematologic recovery [CRi]) proceeded to SCT and both remain in remission as of the cutoff. Median overall survival for NPM1m pts treated with 600mg was 5.1m (95% CI: 2.1 to NE), with a median duration of follow-up of 8.0m. At the cutoff, 57.1% of pts achieving CRc at RP2D remain on treatment or in post-SCT follow-up; those on treatment continue to show evidence of evolving responses.

Summary/Conclusion:

Ziftomenib continues to demonstrate significant clinical activity in heavily pretreated and co-mutated R/R NPM1m AML pts. The safety profile remains consistent and the on-target effect of DS continues to be manageable. Data suggest durable remissions as the DoR continues to mature with 5 of 8 pts with CRc ongoing at the cutoff. A single-arm registration-directed Ph 2 study is currently accruing to further evaluate ziftomenib monotherapy in R/R NPM1m AML.

Table 1. Response Rates for NPM1-m Patients treated at the Ziftomenib RP2D

CR Rate
n (%)	6 (30)
95% (CI)	(12, 54)

CR/CRH Rate
n (%)	6 (30)
95% (CI)	(12, 54)

CRc Rate (CR+CRh+CRi)
n (%)	7 (35)
95% (CI)	(15, 59)
MRD Negativity Rate¹
n (%)	3 (43)
95% (CI)	(10, 82)

ORR Rate (CR+CRh+CRI+MLFS)
n (%)	8 (40)
95% (CI)	(19, 64)

¹	Five of 7 patients achieving CRc were evaluated for MRD. Of those evaluated, 60% were MRD negative.